EXHIBIT 23
Consent of Independent Certified Public Accountants
To the Board of Directors
     Professional Veterinary Products, Ltd.
     As independent certified public accountants, we hereby consent to the use of our report dated June 3, 2005, except as to Notes 6 and 10 which is July 6, 2005, relating to the financial statements of Professional Veterinary Products, Ltd., which report appears in the Amendment to the Quarterly Report on Form 10-Q/A for the period ended April 30, 2005 of Professional Veterinary Products, Ltd.

July 28, 2005	/s/ Quick & McFarlin, P.C.
Quick & McFarlin, P.C.